EXHIBIT 23.3
CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and incorporation of our report dated January 19, 2012, included in the Annual Report on Form 10-K of Gastar Exploration Ltd. for the fiscal year ended December 31, 2011, as well as in the notes to the financial statements included therein.

Wright & Company, Inc.
TX. Reg. No. F-12302

By:     /s/ D. Randall Wright
D. Randall Wright, P.E.
President
Brentwood, Tennessee
March 8, 2012